Landry’s Restaurants, Inc. Announces Selected Financial Results for

First Quarter 2007 and Golden Nugget Financing

HOUSTON, June 14 / PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), one of the nation’s largest casual dining, hospitality and entertainment companies, today announced selected financial results for its 2007 first quarter and completion of new financing for the Golden Nugget.

The Company is providing only selected operating and financial information at this time because of its ongoing review of stock option granting practices, the outcome of which is expected to impact its 2006 and prior period results. The financial information set forth below has been prepared by the Company’s management and does not take into account the financial effects of the completion of the Company’s internal review of its historical stock option granting practices and has not been approved by the Company’s Audit Committee.

Revenues from continuing operations for the first quarter of 2007 were $286.3 million compared to $272.7 million during the first quarter of 2006, an increase of 5.0%. Same store sales for the Company’s restaurants were essentially flat. Continuing operations exclude the Joe’s Crab Shack restaurants sold in November 2006. Revenues from continuing operations includes revenues associated with the Golden Nugget Hotels and Casinos of $70.7 million in 2007 compared to $63.4 million during 2006.

Consolidated unit level profit (revenues less cost of revenues, labor and other operating expense at the unit level) increased $4.2 million or 7.5% to $59.6 million in 2007 from $55.4 million in the prior year. Unit level profit at the Golden Nugget for the first quarter of 2007 was $20.9 million versus $16.3 million in the comparable period in the prior year.

Depreciation and amortization expense for the three months ended March 31, 2007 was $16.5 million as compared to $13.7 million in the prior year. Interest expense, net for the first quarter 2007 was $13.6 million, compared to $11.9 million for the same period in the prior year. Cumulative legal fees and expenses associated with the stock option review approximate $2.0 million.

The Company anticipates reporting a net loss from discontinued operations during the first quarter of 2007 primarily resulting from the sale of Joe’s Crab Shack in the fourth quarter of 2006.

As previously announced during the first quarter of 2007, the Company completed the sale of certain property in Biloxi, MS for proceeds of approximately $16.0 million and a single restaurant location for $19.0 million, subject to an agreement to pay the buyer approximately $2.6 million over the next 30 months in order to allow the Company to continue to operate the restaurant.

Additionally, the Company’s wholly owned subsidiary, Golden Nugget, Inc., completed a new $545.0 million credit facility consisting of a $380.0 million first lien facility which includes a $120.0 million delayed draw component and a $165.0 million second lien term loan. The new facility was arranged by Wachovia Capital Markets, LLC with terms ranging from 6 to 7 years. In connection with the refinancing, the Golden Nugget will expense a tender premium of approximately $8.8 million during the 2007 second quarter.

The net proceeds of the borrowings under the new Golden Nugget credit facilities were used to refinance substantially all of its outstanding debt, including the previously announced tender for its 8 3/4% Senior Secured Notes due 2011, pay associated tender premiums, related transaction fees and expenses, and repay to the Company $187.5 million previously expended on the Golden Nugget. These funds will be available to the Company for acquisitions, debt repayments, stock repurchases and for general corporate purposes.

As previously disclosed in 2006, the Company initiated a voluntary internal review of its historical stock option granting practices dating back to 1993. The initial review was overseen by the Board of Directors, including the independent directors, and conducted by the Company’s outside legal counsel who also engaged accounting experts to assist in the review. The initial review was completed in March 2007 and did not find any intentional backdating of options or fraudulent retroactive documentation regarding options.

In addition, a review of the Company’s historical stock option granting practices is also being conducted by the independent directors serving on the Company’s Audit Committee, who have retained independent legal counsel to assist them in their review. Primarily due to the age and length of the time period under review as well as the number of associated documents, this review is now expected to be completed in the Company’s third fiscal quarter. Accordingly, the Company does not anticipate being able to file its Annual Report on Form 10-K for the year ended December 31, 2006 or its quarterly report on Form 10-Q for the three months ended March 31, 2007 until completion of the review.

As a result of not filing its Form 10-K on a timely basis, the Company has been notified by U.S. Bank, as the Trustee under the Indenture covering the Company’s $400.0 million, 7 1/2% senior unsecured notes (the “Notes”), that the failure to deliver the Form 10-K is a violation of its covenant under the Indenture and the Notes could be accelerated and become immediately due and payable. All financial payments due under the Notes are current. Despite this technical violation, the Notes cannot be accelerated unless the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue this remedy. The Trustee has already indicated that it would not seek acceleration unless requested to do so by the requisite Holders. The Company has not received any indication from any holders of the Notes of their intention to accelerate this indebtedness. If the Notes were to be accelerated, the Company believes that it would be able to refinance this indebtedness on terms no less favorable to the Company in all material respects.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. In addition, the potential accounting, financial, tax and other affects of the Company’s review of it historical stock option granting practices or an informal inquiry by the Securities and Exchange Commission might have a material affect on the Company. The Company may not update or revise any forward-looking statements made in this press release.

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CONTACT:

Tilman J. Fertitta Chairman, President and CEO 713.850.1010 www.LandrysRestaurants.com	Rick Liem Executive Vice President and CFO 713.850.1010 www.LandrysRestaurants.com